Exhibit 99.1

Sharplink Reports First Quarter 2026 Financial and Operating Results; Now Holds 872,984 ETH in Treasury

Total Staking Rewards Since Inception Increase to 18,800 ETH as of May 4, 2026

Continues to Expand ETH Productivity Through Active Treasury

Management and Onchain Deployments

MIAMI, FL — May 11, 2026 — Sharplink, Inc. (Nasdaq: SBET) (“Sharplink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today reported financial and operating results for the three months ended March 31, 2026.

“Generating risk-adjusted, ETH-denominated returns through active treasury management is the foundation of everything we do at Sharplink,” said Joseph Chalom, Chief Executive Officer of Sharplink. “During the quarter, we deployed our ETH capital with discipline, internalized the majority of our asset management platform, and have moved beyond foundational staking into a broader set of onchain opportunities. With a growing permanent capital base and a comprehensive risk-management framework, we have built a platform designed to provide shareholder value across market cycles.”

“We were incredibly excited to announce plans to launch the Galaxy Sharplink Onchain Yield Fund. Through our partnership with Galaxy Digital, we are deploying ETH capital through institutional-grade strategies to provide long-term liquidity to high-quality protocols while generating returns for our shareholders. This is just one important example of a robust pipeline of ETH productivity opportunities,” added Chalom.

First Quarter 2026 Highlights

Income Statement and Balance Sheet

●	Total revenue increased materially to $12.1 million in Q1 2026, compared to $0.7 million for the three months ended March 31, 2025. The increase was primarily driven by the continued success of Sharplink’s actively managed ETH treasury strategy, which was launched on June 2, 2025.
●	SG&A expenses were $9.9 million for the three months ended March 31, 2026, compared to $1.1 million in the prior year’s first quarter. The increase was primarily due to expenditures for investments in infrastructure, talent and systems required to scale and actively manage Sharplink’s institutional-grade ETH treasury platform.
●	Net loss was $685.6 million in Q1 2026, compared to $1.0 million for the three months ended March 31, 2025. The increase in net loss was primarily driven by non-cash unrealized losses and impairments offset by net realized gains.

○	Unrealized loss: $506.7 million due to ETH market conditions in the first quarter of 2026.
○	LsETH impairment charge: $191.7 million.
○	Net realized gain: $12.0 million from ETH-to-LsETH conversions and redemptions and incentives and rebates.
○	Unrealized losses and impairment charges reflect US GAAP accounting treatment and do not represent realized economic losses on ETH holdings nor reduce the number of ETH held by the Company.

●	Cash and cash equivalents totaled $16.9 million as of March 31, 2026, compared to $28.5 million as of December 31, 2025.

Joseph Lubin, Sharplink Chairman, Founder and CEO of Consensys and Co-Founder of Ethereum, noted, “What we are witnessing is the continued maturation of Ethereum into a programmable financial infrastructure, powering a new class of global markets built on transparency, composability and trust minimization. Institutional adoption continues to accelerate as leading financial organizations build directly on Ethereum across stablecoins, tokenized assets and decentralized finance, reinforcing its position as the dominant settlement layer for onchain economic activity. With ongoing advancements across Layer 2 scalability, security and network resilience, Ethereum is evolving into a high-performance coordination layer for a rapidly expanding digital economy. We believe Sharplink is uniquely positioned to translate that growth into long-term shareholder value.”

Ethereum Treasury and Operational Highlights

●	The Company’s ETH holdings totaled approximately 870,821 ETH[1] as of March 31, 2026, increasing to 872,984 ETH[2] as of May 4, 2026.
●	Crypto assets totaled approximately $1.7 billion as of March 31, 2026 valued on a U.S. GAAP basis.
●	ETH per share (“ETH Concentration”)[3] has more than doubled since the inception of Sharplink’s Ethereum treasury strategy in June 2025 from 2.0 to 4.02.
●	Since June 2025, Sharplink has generated 18,800 ETH (on an as-if redeemed basis for LsETH and weETH) in total staking rewards through both native and liquid staking programs.
●	The Company has transitioned the majority of its ETH treasury management in-house, leveraging its institutional-grade team to source and execute ETH productivity opportunities to enhance yield and long-term ETH per share accretion.
●	On May 9, 2026, Sharplink entered into a non-binding Memorandum of Understanding with Galaxy Digital, subjective to definitive agreement, to establish the Galaxy Sharplink Onchain Yield Fund, an approximate $125 million initiative designed to deploy capital into selective onchain opportunities capable of generating strong risk-adjusted returns while providing critical liquidity to emerging protocols.

Conference Call Details

Sharplink’s leadership will host a conference call followed by a question-and-answer period this morning, Monday, May 11, 2026, beginning at 8:30 AM ET. Please use one of the following methods to access the call:

●	Date: Monday, May 11, 2026
●	Time: 8:30 A.M. Eastern Time
●	Toll-free dial-in number: (877) 407-2988
●	International dial-in number: (201) 389-0923
●	Webcast: Sharplink’s Q1 2026 Earnings Call

Participants can also access the Company’s earnings call using the call me option here for instant telephone access to the event, which will be active 15 minutes before the scheduled start time.

1 Total ETH holdings held as of March 31, 2026, were comprised of 589,305 native ETH, 209,361 ETH as-if redeemed from LsETH and 72,155 ETH as-if redeemed from WeETH.

2 Total ETH holdings held as of May 4, 2026, were comprised of 590,823 native ETH, 209,789 ETH as-if redeemed from LsETH and 72,372 ETH as-if redeemed from WeETH.

3 To enhance transparency into the Company’s yield performance, Sharplink tracks a reporting metric called “ETH Concentration,” which is also referred to as “ETH per share.” This metric is calculated by dividing the number of ETH, including the as-if redeemed LsETH, Sharplink holds by each 1,000 assumed diluted shares issued and outstanding (“Assumed Diluted Shares Outstanding”). Assumed Diluted Shares Outstanding represents the sum of (i) Sharplink’s actual shares of common stock issued and outstanding as of the end of each reporting period, inclusive of disclosed ATM sales, plus (ii) the additional shares that would be issued upon the assumed exercise or settlement of all outstanding warrants, pre-funded warrants, stock option awards, and restricted stock units. Notably, Assumed Diluted Shares Outstanding is not calculated using the treasury stock method. It does not account for equity award vesting conditions, stock option exercise prices, or contractual restrictions limiting the convertibility of debt instruments. Additionally, it excludes any assumed share repurchases that would ordinarily be considered under the treasury stock method. Cash-converted basis assumes full cash deployment into ETH at week-ending closing price.

A telephonic replay will be available approximately three hours after the conference call concludes through Monday, May 25, 2026.

●	Toll-free replay number: (877) 660-6853
●	International replay number: (201) 612-7415
●	Replay ID: 13759980

A link to the live webcast and replay will also be available at https://www.sharplink.com/investors.

For more detailed information, please refer to the Quarterly Report on Form 10-Q for the three months ended March 31, 2026 filed with the U.S. Securities and Exchange Commission, and accessible at www.sec.gov or on SharpLink’s website found at www.sharplink.com.

About Sharplink, Inc.

Sharplink is a leading institutional-grade Ethereum treasury platform designed to give public market investors smarter, more productive exposure to ETH. Ethereum underpins the majority of global stablecoin, tokenized real-world assets and decentralized finance settlement, making ETH a unique native yield generation and long-term network growth opportunity. In addition to its Ethereum treasury platform, Sharplink operates an online affiliate marketing business. Sharplink was founded in 2019 and is headquartered in Miami, Florida. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, goals and expectations regarding the Company’s strategy and potential partnerships, and other statements accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words, but the absence of these words does not mean that a statement is not forward-looking. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to repurchase additional shares of Sharplink’s common stock through its stock repurchase program, potential use of the Company’s ATM facility, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, risks related to the launch and operation of the Galaxy Sharplink Onchain Yield Fund (the “Fund”), including the risk that the Fund may not launch on the anticipated timeline or at all, that commitments may not be funded, that the Fund may not achieve its investment objectives and that the Fund’s strategies may result in losses, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles (“GAAP”), entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for other certain types of crypto assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of the crypto assets below the cost value at which the Company’s crypto assets are carried on its balance sheet. In addition, certain metrics in this release, including “ETH Concentration,” “ETH per share” and “Assumed Diluted Shares Outstanding” are KPI measures and should not be considered substitutes for GAAP financial measures. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

CONTACT:

Sharplink’s Investor Relations Contact:
Sean Mansouri, CFA or Aaron D’Souza | Elevate IR
Phone: (720) 330-2829
Email: ir@sharplink.com

Sharplink’s Media Contact:
Email: media@sharplink.com

SHARPLINK, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current Assets
Cash	$16,875	$28,539
USDC stablecoin	-	1,882
Accounts receivable, net of allowance for credit losses of $0	461	221
Prepaid expenses and other current assets	689	329
Current assets from discontinued operations	-	182
Total current assets	18,025	31,153

Crypto assets at fair value	1,239,140	1,899,683
Crypto assets at cost	486,852	500,912
Equipment, net	14	10
Intangible assets, net	7	8
Total assets	$1,744,038	$2,431,766

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	4,243	12,748
Current liabilities from discontinued operations	$-	$1
Total current liabilities	4,243	12,749

Total liabilities	4,243	12,749

Commitments and Contingencies (Note 10)

Stockholders’ Equity
Series A-1 preferred stock, $0.0001 par value; authorized shares: 260,000; issued and outstanding shares: 0	-	-
Series B preferred stock, $0.0001 par value; authorized shares: 370,000; issued and outstanding shares: 0	-	-
Common stock, $0.0001 par value; authorized shares 2,500,000,000 and 100,000,000; issued 201,063,967 and 200,584,713, respectively; outstanding shares: 199,125,509 and 198,646,255 respectively	20	20
Treasury stock, 1,938,458 of common stock at cost	(31,721)	(31,721)
Additional paid-in capital	3,268,259	3,263,114
Accumulated deficit	(1,496,763)	(812,396)
Total stockholders’ equity	1,739,795	2,419,017
Total liabilities and stockholders’ equity	$1,744,038	$2,431,766

See accompanying notes to these condensed consolidated financial statements

SHARPLINK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2026	2025
Revenue from staking	$11,501	$-
Revenue from affiliate marketing	557	742
Total revenue	12,058	742

Gains and (losses) from operations
Realized gain on crypto assets, net	12,005	-
Unrealized loss on crypto assets at fair value, net	(506,664)	-
Total losses from operations, net	(494,659)	-

Operating expenses
Cost of revenues from affiliate marketing	432	610
Selling, general, and administrative expenses	9,876	1,058
Impairment of crypto assets at cost	191,670	-
Total operating expenses	201,978	1,668

Operating loss	(684,579)	(926)

Other income (expense)
Interest income	203	12
Other expense	(2)	-
Total other income, net	201	12

Net loss before income taxes	(684,378)	(914)
Income tax expense	(1,183)	(3)
Net loss from continuing operations	(685,561)	(917)
Net loss from discontinued operations, net of tax	-	(58)
Net loss	$(685,561)	$(975)

Numerator for net loss per share - basic and diluted:
Net loss from continuing operations	$(685,561)	$(917)
Net loss from discontinued operations	-	(58)
Net loss	$(685,561)	$(975)

Denominator for net loss per share - basic and diluted:
Basic and diluted weighted average shares for continuing and discontinued operations	210,865,894	531,226

Net loss per share - basic and diluted
Net loss from continuing operations per share - basic and diluted	$(3.25)	$(1.73)
Net loss from discontinued operations per share – basic and diluted	-	(0.11)
Net loss per share - basic and diluted	$(3.25)	$(1.84)

See accompanying notes to these condensed consolidated financial statements